Floor & Decor Holdings, Inc. Announces Fourth Quarter and Fiscal 2023 Financial Results
Highlights for the Fourth Quarter of Fiscal 2023:
Net sales of $1,048.1 million were flat compared to the fourth quarter of fiscal 2022
Comparable store sales decreased 9.4%
Diluted earnings per share of $0.34
Opened 14 new warehouse stores
ATLANTA--(BUSINESS WIRE)--February 22, 2024--Floor & Decor Holdings, Inc. (NYSE: FND) (“We,” “Our,” the “Company,” or “Floor & Decor”) announces its financial results for the fourth quarter and full year of fiscal 2023, which ended December 28, 2023.
Tom Taylor, Chief Executive Officer, stated, “We are pleased to deliver better-than-expected fiscal 2023 fourth-quarter diluted earnings per share of $0.34, primarily due to comparable store sales that were better than anticipated. We are proud of how our teams are collaborating to successfully execute our sales-driving initiatives, prudently manage expenses without sacrificing customer service, and strategically grow our gross margin rate. We are particularly proud of accomplishing these results when existing home sales are at record lows, and flooring industry sales continue to contract. As we look to 2024, we remain focused on growing our market share by continuing to capitalize on our everyday low prices and value-driven options, trend-right product assortments, in-stock job lot quantities, and the exceptional customer service provided by our store associates.”
Mr. Taylor continued, “We are fortunate that our strong balance sheet and cash flow enable us to invest in new store growth during an industry downturn. We opened 14 new warehouse format stores in the fourth quarter and 31 new warehouse stores in fiscal 2023, ending fiscal 2023 with 221 warehouse format stores and five design studios across 36 states. After the end of our fiscal 2023, we opened a warehouse store in Mansfield, Texas, on December 29, 2023, bringing our calendar warehouse stores to 222. We continue to expect to open 30 to 35 new warehouse stores in fiscal 2024 toward our plan of operating 500 warehouse stores in the United States over time.”
Please see “Comparable Store Sales” below for information on how the Company calculates period-over-period changes in comparable store sales.
For the Fiscal Quarter Ended December 28, 2023
•Net sales of $1,048.1 million were flat compared to the fourth quarter of fiscal 2022.
•Comparable store sales decreased 9.4%.
•We opened 14 new warehouse stores, ending the quarter with 221 warehouse stores and five design studios.
•Operating income of $46.2 million decreased 51.3% from $94.7 million in the fourth quarter of fiscal 2022. Operating margin of 4.4% decreased 460 basis points from the fourth quarter of fiscal 2022.
•Net income of $37.1 million decreased 46.4% from $69.2 million in the fourth quarter of fiscal 2022. Diluted earnings per share ("EPS") of $0.34 decreased 46.9% from $0.64 in the fourth quarter of fiscal 2022.
•Adjusted EBITDA* of $107.8 million decreased 24.7% from $143.1 million in the fourth quarter of fiscal 2022.
For the Fiscal Year Ended December 28, 2023
•Net sales of $4,413.9 million increased 3.5% from $4,264.5 million in fiscal 2022.
•Comparable store sales decreased 7.1%.
•We opened 31 new warehouse stores and closed one warehouse store.
•Operating income of $321.4 million decreased 19.0% from $396.8 million in fiscal 2022. Operating margin of 7.3% decreased 200 basis points from fiscal 2022.
•Net income of $246.0 million decreased 17.5% from $298.2 million in fiscal 2022. Diluted EPS of $2.28 decreased 18.0% from $2.78 in fiscal 2022.
•Adjusted EBITDA* of $551.1 million decreased 4.5% from $577.1 million in fiscal 2022.
*Non-GAAP financial measure. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Fiscal 2024 Guidance:
•Net sales of approximately $4,600 million to $4,770 million
•Comparable store sales of approximately (5.5)% to (2.0)%
•Diluted EPS of approximately $1.75 to $2.05
•Adjusted EBITDA* of approximately $520 million to $560 million
•Depreciation and amortization expense of approximately $230 million
•Interest expense, net of approximately $12 million to $14 million
•Tax rate of approximately 21% to 22%
•Diluted weighted average shares outstanding of approximately 109 million shares
•Open 30 to 35 new warehouse stores
•Capital expenditures of approximately $400 million to $475 million
*Non-GAAP financial measure. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.
Conference Call Details
A conference call to discuss the fourth quarter and fiscal year 2023 financial results is scheduled for today, February 22, 2024, at 5:00 p.m. Eastern Time. A live audio webcast of the conference call, together with related materials, will be available online at ir.flooranddecor.com.
A recorded replay of the conference call is expected to be available within two hours of the conclusion of the call and can be accessed both online at ir.flooranddecor.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13742936. The replay will be available until February 29, 2024.

About Floor & Decor Holdings, Inc.
Floor & Decor is a multi-channel specialty retailer and commercial flooring distributor operating 221 warehouse-format stores and five design studios across 36 states as of December 28, 2023. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate and vinyl, and natural stone along with decorative accessories and wall tile, installation materials, and adjacent categories at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.
Comparable Store Sales
Comparable store sales refer to period-over-period comparisons of our net sales among the comparable store base and are based on when the customer obtains control of the product, which is typically at the time of sale. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following a store’s opening, which is when we believe comparability has been achieved. Changes in our comparable store sales between two periods are based on net sales for stores that were in operation during both of the two periods. Any change in the square footage of an existing comparable store, including for remodels and relocations within the same primary trade area of the existing store being relocated, does not eliminate that store from inclusion in the calculation of comparable store sales. Stores that are closed for a full fiscal month or longer are excluded from the comparable store sales calculation for each full fiscal month that they are closed. Since our e-commerce, regional account manager, and design studio sales are fulfilled by individual stores, they are included in comparable store sales only to the extent the fulfilling store meets the above mentioned store criteria. Sales through our Spartan Surfaces, LLC ("Spartan") subsidiary do not involve our stores and are therefore excluded from the comparable store sales calculation.
Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA, and Free cash flow (which are shown in the reconciliations below) are presented as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). We define EBITDA as net income before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted to eliminate the impact of non-cash stock-based compensation expense and certain items that we do not consider indicative of our core operating performance. We define Free cash flow as net cash provided by operating activities less net cash used in investing activities. Reconciliations of these measures to the most directly comparable GAAP financial measure are set forth in the tables below.
EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance and enterprise value. We believe that EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain items that are not indicative of our core operating performance and facilitate a comparison of our core operating performance on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our credit facilities, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. We believe that Free cash flow is a useful indicator of liquidity that provides information to management and our board of directors to assess our ability to generate additional cash from our business operations that may be available to be used for strategic initiatives. EBITDA, Adjusted EBITDA, and Free cash flow are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.
EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. Free cash flow is a non-GAAP measure of our liquidity and should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure derived in accordance with GAAP, and it should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness. Each of EBITDA, Adjusted EBITDA, and Free cash flow exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine EBITDA and Adjusted EBITDA, such as stock-based compensation expense, distribution center relocation expenses, fair value adjustments related to contingent earn-out liabilities, and other adjustments. Our presentation of EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of EBITDA, Adjusted EBITDA, and Free cash flow differ among companies in the retail industry, and therefore EBITDA, Adjusted EBITDA, and Free cash flow disclosed by us may not be comparable to the metrics disclosed by other companies.
Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Floor & Decor Holdings, Inc.
Consolidated Statements of Income
(In thousands, except for per share data)
(Unaudited)

	Fiscal Quarter Ended
	December 28, 2023		December 29, 2022		% Increase (Decrease)
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,048,121	100.0%	$1,048,069	100.0%	—%
Cost of sales	605,979	57.8	612,168	58.4	(1.0)%
Gross profit	442,142	42.2	435,901	41.6	1.4%
Operating expenses:
Selling and store operating	315,567	30.1	280,029	26.7	12.7%
General and administrative	67,653	6.5	51,399	4.9	31.6%
Pre-opening	12,756	1.2	9,752	0.9	30.8%
Total operating expenses	395,976	37.8	341,180	32.6	16.1%
Operating income	46,166	4.4	94,721	9.0	(51.3)%
Interest expense, net	891	0.1	5,272	0.5	(83.1)%
Income before income taxes	45,275	4.3	89,449	8.5	(49.4)%
Income tax expense	8,194	0.8	20,212	1.9	(59.5)%
Net income	$37,081	3.5%	$69,237	6.6%	(46.4)%
Basic weighted average shares outstanding	106,494		105,809
Diluted weighted average shares outstanding	107,982		107,445
Basic earnings per share	$0.35		$0.65		(46.2)%
Diluted earnings per share	$0.34		$0.64		(46.9)%

	Fiscal Year Ended
	December 28, 2023		December 29, 2022		% Increase (Decrease)
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$4,413,884	100.0%	$4,264,473	100.0%	3.5%
Cost of sales	2,555,536	57.9	2,536,757	59.5	0.7%
Gross profit	1,858,348	42.1	1,727,716	40.5	7.6%
Operating expenses:
Selling and store operating	1,239,225	28.1	1,078,466	25.3	14.9%
General and administrative	252,713	5.7	213,848	5.0	18.2%
Pre-opening	44,982	1.0	38,642	0.9	16.4%
Total operating expenses	1,536,920	34.8	1,330,956	31.2	15.5%
Operating income	321,428	7.3	396,760	9.3	(19.0)%
Interest expense, net	9,897	0.2	11,138	0.3	(11.1)%
Income before income taxes	311,531	7.1	385,622	9.0	(19.2)%
Income tax expense	65,551	1.5	87,427	2.1	(25.0)%
Net income	$245,980	5.6%	$298,195	7.0%	(17.5)%
Basic weighted average shares outstanding	106,264		105,626
Diluted weighted average shares outstanding	107,882		107,443
Basic earnings per share	$2.31		$2.82		(18.1)%
Diluted earnings per share	$2.28		$2.78		(18.0)%

Consolidated Balance Sheets
(In thousands, except for share and per share data)
(Unaudited)

	As of December 28, 2023	As of December 29, 2022
Assets
Current assets:
Cash and cash equivalents	$34,382	$9,794
Income taxes receivable	27,870	7,325
Receivables, net	99,513	94,732
Inventories, net	1,106,150	1,292,336
Prepaid expenses and other current assets	48,725	53,298
Total current assets	1,316,640	1,457,485
Fixed assets, net	1,629,917	1,258,056
Right-of-use assets	1,282,625	1,205,636
Intangible assets, net	153,869	152,353
Goodwill	257,940	255,473
Deferred income tax assets, net	14,227	11,265
Other assets	7,332	10,974
Total long-term assets	3,345,910	2,893,757
Total assets	$4,662,550	$4,351,242
Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loan	$2,103	$2,103
Current portion of lease liabilities	126,428	105,693
Trade accounts payable	679,265	590,883
Accrued expenses and other current liabilities	332,940	298,019
Deferred revenue	11,277	10,060
Total current liabilities	1,152,013	1,006,758
Term loan	194,939	195,351
Revolving line of credit	—	210,200
Lease liabilities	1,301,754	1,227,507
Deferred income tax liabilities, net	67,188	41,520
Other liabilities	15,666	12,730
Total long-term liabilities	1,579,547	1,687,308
Total liabilities	2,731,560	2,694,066
Stockholders’ equity
Capital stock:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at December 28, 2023 and December 29, 2022	—	—
Common stock Class A, $0.001 par value; 450,000,000 shares authorized; 106,737,532 shares issued and outstanding at December 28, 2023 and 106,150,661 issued and outstanding at December 29, 2022	107	106
Common stock Class B, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at December 28, 2023 and December 29, 2022	—	—
Common stock Class C, $0.001 par value; 30,000,000 shares authorized; 0 shares issued and outstanding at December 28, 2023 and December 29, 2022	—	—
Additional paid-in capital	513,060	482,312
Accumulated other comprehensive income, net	1,422	4,337
Retained earnings	1,416,401	1,170,421
Total stockholders’ equity	1,930,990	1,657,176
Total liabilities and stockholders’ equity	$4,662,550	$4,351,242

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fiscal Year Ended
	December 28, 2023	December 29, 2022
Operating activities
Net income	$245,980	$298,195
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	201,869	155,023
Stock-based compensation expense	27,240	22,233
Deferred income taxes	23,722	2,525
Change in fair value of contingent earn-out liabilities	2,609	2,529
Loss on asset impairments and disposals, net	925	20
Interest cap derivative contracts	113	114
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables, net	1,151	(12,150)
Inventories, net	194,890	(283,438)
Trade accounts payable	96,985	(84,732)
Accrued expenses and other current liabilities	7,507	38,716
Income taxes	(18,413)	(8,865)
Deferred revenue	1,217	(4,432)
Other, net	17,794	(13,288)
Net cash provided by operating activities	803,589	112,450
Investing activities
Purchases of fixed assets	(547,613)	(456,600)
Acquisitions, net of cash acquired	(17,353)	(3,810)
Proceeds from sales of property	—	4,773
Net cash used in investing activities	(564,966)	(455,637)
Financing activities
Payments on term loan	(2,103)	(2,103)
Borrowings on revolving line of credit	518,900	1,047,100
Payments on revolving line of credit	(729,100)	(836,900)
Payments of contingent earn-out liabilities	(5,241)	(2,571)
Proceeds from exercise of stock options	10,960	7,592
Proceeds from employee stock purchase plan	5,159	4,379
Debt issuance costs	—	(1,736)
Tax payments for stock-based compensation awards	(12,610)	(2,224)
Net cash (used in) provided by financing activities	(214,035)	213,537
Net increase (decrease) in cash and cash equivalents	24,588	(129,650)
Cash and cash equivalents, beginning of the period	9,794	139,444
Cash and cash equivalents, end of the period	$34,382	$9,794
Supplemental disclosures of cash flow information
Buildings and equipment acquired under operating leases	$201,486	$225,968
Cash paid for interest, net of capitalized interest	$9,595	$7,403
Cash paid for income taxes, net of refunds	$61,027	$92,923
Fixed assets accrued at the end of the period	$135,707	$116,997

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)
EBITDA and Adjusted EBITDA

	Fiscal Quarter Ended
	12/28/2023	12/29/2022
Net income (GAAP):	$37,081	$69,237
Depreciation and amortization (a)	54,417	42,209
Interest expense, net	891	5,272
Income tax expense	8,194	20,212
EBITDA	100,583	136,930
Stock-based compensation expense (b)	6,904	5,004
Other (c)	280	1,133
Adjusted EBITDA	$107,767	$143,067

	Fiscal Year Ended
	12/28/2023	12/29/2022
Net income (GAAP):	$245,980	$298,195
Depreciation and amortization (a)	199,856	153,446
Interest expense, net	9,897	11,138
Income tax expense	65,551	87,427
EBITDA	521,284	550,206
Stock-based compensation expense (b)	27,240	22,233
Other (c)	2,609	4,611
Adjusted EBITDA	$551,133	$577,050
(a)Excludes amortization of deferred financing costs, which is included as part of interest expense, net in the table above.
(b)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and forfeitures.
(c)Other adjustments include amounts management does not consider indicative of our core operating performance. Amounts for the fiscal quarter and year ended December 28, 2023 relate to changes in the fair value of contingent earn-out liabilities. Amounts for the fiscal quarter and year ended December 29, 2022 primarily relate to relocation expenses for our Houston distribution center and changes in the fair value of contingent earn-out liabilities.
Free Cash Flow

	Fiscal Year Ended
	12/28/2023	12/29/2022
Net cash provided by operating activities	$803,589	$112,450
Less: net cash used in investing activities	(564,966)	(455,637)
Free cash flow	$238,623	$(343,187)

Forward-Looking Statements
This release and the associated webcast/conference call contain forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this release and the associated webcast/conference call, including statements regarding the Company’s future operating results and financial position, business strategy and plans, and objectives of management for future operations, are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business, the economy, and other future conditions, including the impact of natural disasters on sales.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements contained in this release are only predictions. Although the Company believes that the expectations reflected in the forward-looking statements in this release and the associated webcast/conference call are reasonable, the Company cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this release or the associated webcast/conference call, including, without limitation, (1) an overall decline in the health of the economy, the hard surface flooring industry, consumer confidence and discretionary spending, and the housing market, including as a result of rising inflation or interest rates, (2) our failure to successfully manage the challenges that our planned new store growth poses or the impact of unexpected difficulties or higher costs during our expansion, (3) our inability to enter into leases for additional stores on acceptable terms or renew or replace our current store leases, (4) our failure to successfully anticipate and manage trends, consumer preferences, and demand, (5) our inability to successfully manage increased competition, (6) our inability to manage our inventory, including the impact of inventory obsolescence, shrinkage, and damage, (7) any disruption in our distribution capabilities, supply chain, and our related planning and control processes, including carrier capacity constraints, port congestion, transportation costs, and other supply chain costs or product shortages, (8) any increases in wholesale prices of products, materials, and transportation costs beyond our control, including increases in costs due to inflation, (9) the resignation, incapacitation, or death of any key personnel, including our executive officers, (10) our inability to attract, hire, train, and retain highly qualified managers and staff, (11) the impact of any labor activities, (12) our dependence on foreign imports for the products we sell, including risks associated with obtaining products from abroad, (13) geopolitical risks, such as the conflict in the Middle East, the ongoing war in Ukraine, and U.S. policies related to global trade and tariffs, such as import restrictions under the Uyghur Forced Labor Prevention Act, which impact our ability to import from foreign suppliers or raise our costs, (14) our ability to manage our comparable store sales growth, (15) any failure by any of our suppliers to supply us with quality products on attractive terms and prices, (16) any failure by our suppliers to adhere to the quality standards that we set for our products, (17) our inability to locate sufficient suitable natural products, particularly products made of more exotic species or unique stone, (18) the effects of weather conditions, natural disasters, or other unexpected events, including public health crises that may disrupt our operations, (19) our inability to maintain sufficient levels of cash flow or liquidity to fund our expanding business and service our existing indebtedness, (20) any allegations, investigations, lawsuits, or violations of laws and regulations applicable to us, our products, or our suppliers, (21) our inability to adequately protect the privacy and security of information related to our customers, us, our associates, our suppliers, and other third parties, (22) any material disruption in our information systems, including our website, (23) new or changing laws or regulations, including tax laws and trade policies and regulations, (24) any failure to protect our intellectual property rights or disputes regarding our intellectual property or the intellectual property of third parties, (25) the impact of any future strategic transactions, (26) restrictions imposed by our indebtedness on our current and future operations, including risks related to our variable rate debt, and (27) our ability to manage risks related to corporate social responsibility. Additional information concerning these and other factors are described in “Forward-Looking Statements,” Item 1, “Business,” Item 1A, “Risk Factors,” and "Item 1C "Cybersecurity" of Part I and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures” of Part II of the Company’s Annual Report for fiscal 2023 filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2024 (the “Annual Report”) and elsewhere in the Annual Report, and those described in the Company’s other filings with the SEC.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this release or the associated webcast/conference call speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition and operating results may vary materially from those expressed in the Company’s forward-looking statements. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein or in the associated webcast/conference call, whether as a result of any new information, future events, or otherwise.

Contacts
Investor Contacts:
Wayne Hood
Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com
or
Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com